Exhibit 99.1

National Beverage Announces Board Search

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--National Beverage Corp. (NASDAQ:FIZZ) announced that it has begun a search for an independent director to serve on its board of directors and audit committee. The company has suffered the loss of a proud American, a warm friend and a director ‘par excellence’! This loss has temporarily placed the company in a position of non-compliance relative to the requirement of a minimum of three independent directors on the audit committee. Under the NASDAQ rules, the company has until January 22, 2009 to appoint an additional director.

“We all mourn the passing of a unique American,” stated Chairman and CEO Nick A. Caporella. “Lee Kling’s devotion to his family was strongly complimented by his patriotism and dedicated service to his America. In all aspects . . . Lee, was . . . one, hell-of-a-man,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – Energy Drinks and Powders, functionally enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922